EXHIBIT 99.2

Preserving Founder-Led Structure to Focus on the Long Term
Proposal to create new class of publicly listed, non-voting Class C capital stock

By Colin Stretch, General Counsel, Facebook, Inc.

From the beginning, Facebook has been managed for the long term, focusing on its mission of connecting the world. Today, Facebook’s board of directors is proposing the creation of a new class of publicly listed, non-voting Class C capital stock to ensure that the company maintains this long-term focus. The board believes that a large part of Facebook’s success has stemmed from the leadership, creative vision and management of Mark Zuckerberg, and that the company’s future success will depend on Mark’s continued leadership. Specifically, the board believes this structure will benefit Facebook and its stockholders by:

•	allowing the company to maintain focus on Mark’s long-term vision for Facebook;

•	encouraging Mark to remain involved with Facebook in a leadership role;

•	mitigating succession risk; and

•	better mitigating potential future voting dilution.

Before Facebook went public, a dual-class capital structure was created to allow the company to focus on its long-term vision without being distracted by short-term pressures. As Mark said in his stockholder letter at the time of the IPO:

“By focusing on our mission and building great services, we believe we will create the most value for our shareholders and partners over the long-term - and this in turn will enable us to keep attracting the best people and building more great services. We don’t wake up in the morning with the primary goal of making money, but we understand that the best way to achieve our mission is to build a strong and valuable company.”

Four years later this remains just as true. Facebook’s long-term roadmap is focused on building the technology to give everyone in the world the power to share anything they want, with anyone, and the company is building the communication platforms that enable this. Many of these technologies will take years to build and achieve their full potential.

More recently, Mark announced that over the course of his life, he plans to give away 99% of his Facebook shares to advance human potential and promote equality via the Chan Zuckerberg Initiative, focused on efforts like personalized learning, curing disease, connecting people, and building strong communities. This too is a long-term engagement that will take many years.

The board’s proposal will allow Facebook to maintain and improve upon the structure that has served shareholders well, while also enabling Mark to pursue his important goals through the Chan Zuckerberg Initiative.

For each outstanding Class A and Class B share held by our stockholders, Facebook intends to issue two new Class C shares as a one-time stock dividend. The Class C shares will have the same economic rights as the existing Class A and Class B shares. The primary difference is that the Class C shares are non-voting. This proposal will be subject to stockholder approval at the annual meeting of stockholders on June 20, and the actual record date for the payment of the Class C stock dividend will be set by the board at a later date. As part of this proposal, the preservation of this new multi-class capital structure would be based on Mark’s maintaining an active leadership role at Facebook.

This is not a traditional governance model, but Facebook was not built to be a traditional company. The board believes that a founder-led approach has been and continues to be in the best interests of Facebook, its stockholders, and the community.
For more details you can review the proposal in our preliminary proxy filing, which has been filed with the SEC.

FAQ
All of the following information is qualified in its entirety by the information in our preliminary proxy statement, which has been filed with the SEC.
What is happening? How are the new Class C shares different than the existing Class A shares?
Today, Facebook filed a preliminary proxy statement that includes a proposal to create a new class of publicly listed, non-voting Class C capital stock and, if approved, to issue a one-time dividend of two shares of that new class of capital stock for each outstanding Class A and Class B share held by stockholders (referred to in the rest of this FAQ as the “Reclassification”). The Class C shares will have the same economic rights as the existing Class A and Class B shares. The primary difference is that the Class C shares are non-voting. This proposal will be subject to stockholder approval at the annual stockholder meeting on June 20.

How will these shares be traded?
The Class A shares will continue to trade under the “FB” ticker symbol, while the Class C shares will trade under a different ticker symbol following the payment of the stock dividend. Stockholders will be able to trade the new Class C shares, just as they can with Class A shares today.

What is the timeline for the change?
The board of directors hasn't yet set a record date for the payment of the stock dividend. The actual record date will be communicated at a later date.

Will this change my percentage ownership in the company?
No. Following the Reclassification, each stockholder will hold 3x as many shares as they did before the Reclassification and, similarly, the total number of outstanding shares will be 3x greater than it was before the Reclassification. Shareholders’ percentage ownership interest in the company will not change.

How did the board arrive at this proposal?
In August 2015, the board of directors established a special committee, comprised of independent, non-management directors (Susan Desmond-Hellmann, Marc Andreessen, and Erskine Bowles) to evaluate a potential reclassification of our capital structure. The committee considered and received advice from its own independent advisors on the likely effects of a reclassification on our share price, capital structure, governance, management, operations, and investor relations. Following these discussions, the special committee unanimously recommended, and the board of directors unanimously approved (with Mark and the other management directors not participating) the Reclassification proposal.

Additional Information and Where to Find It
This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Facebook intends to file with the Securities and Exchange Commission (the “SEC”) and make available to the Facebook stockholders of record on April 29, 2016 a proxy statement containing important information about the Reclassification proposal and certain other matters to be considered by the stockholders of Facebook at its 2016 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, FACEBOOK STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECLASSIFICATION PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING.

Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by Facebook, including the proxy statement when available, and the Annual Report on Form 10-K for the year ended December 31, 2015, will be available free of charge from Facebook’s Investor Relations website at investor.fb.com.

Participants in the Solicitation
Facebook and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from Facebook’s stockholders with respect to the matters to be considered at the 2016 Annual Meeting, including the Reclassification proposal. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these persons will be described in the proxy statement to be filed with the SEC.